AWC LLP
CERTIFIED PUBLIC ACCOUNTANTS
139 Fulton Street, Suite 818B
New York, NY 10038
Tel:  (212) 226 9088
Fax: (212) 437 2193

May 1, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 Fifth Street N.E.
Washington, DC 20549

Re: Eagle Mountain Corporation
Commission File Number 000-50140

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made regarding our firm by Eagle Mountain Corporation (the “Company”) in Item 4.01 of its Form 8-K dated May 1, 2016, captioned "Changes in Registrant's Certifying Accountant." We have no basis on which to agree or disagree with any other statements of the Company made under Item 4.01on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ AWC LLP
AWC LLP